Exhibit 10.2

2013 Summary of Executive Cash Compensation
 and Award Targets Under the Annual Incentive Plan

The following table sets forth the current base salaries provided for the Company’s CEO, CFO and three most highly compensated executive officers.  Salary increases are determined annually in March and effective April 1, 2013:

Executive Officers	Current Salary

Francis Malecha	$725,000
Rodney Underdown	$412,000
Gerald Bucan	$318,711
Keith Clark	$364,827
David Goadby	£211,932*

* Salary is denominated in pounds, so U.S. dollar equivalent may vary.

Executive officers are also eligible to receive a bonus each year under the Company’s Annual Incentive Plan.  The target percentages (based on percentage of salary) under this plan for the Company’s CEO, CFO and three most highly compensated executive officers are as shown in the following table.

Executive Officers	Target Percentage

Francis Malecha	100%
Rodney Underdown	55%
Gerald Bucan	55%
Keith Clark	55%
David Goadby	50%